FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report:  June 15, 2004
(Date of Earliest Event Reported)

Pinnacle Resources, Inc.
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(Exact name of registrant as specified in its charter)


          Wyoming                                   84-1414869
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(State or other jurisdiction                  (I.R.S. Employer
of incorporation or organization            Identification Number)

          9600 E. Arapahoe Road, Suite 260
          Englewood, Colorado                           80112
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     (Address of principal executive offices,          Zip Code)

(303) 705-8600
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(Registrant's telephone number, including area code)




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Item 2.01 Completion of Acquisition or Disposition of Assets.

1. In June of 2004, Pinnacle entered into an option agreement to sell all its shares in Orovi Ghana Ltd to Golden Star Resources, Inc. for $400,000 and received a non-refundable installment payment of $200,000. Orovi Ghana Ltd., a Ghanaian corporation, was a subsidiary of Pinnacle that held the Riyadh gold prospecting license located in Ghana.

In July of 2005 Pinnacle entered into a loan agreement with Golden Star whereunder Golden Star loaned Pinnacle $145,690 with an option to convert the loan into the purchase price under the original option agreement in connection with the exercise of the option.

On April 20, 2007 Golden Star exercised its option and upon a final payment of $17,165 acquired all of Pinnacle's shares of its subsidiary Orovi Ghana for the aggregate amount of $362,855. The difference of $37,145 with the option price of $400,000 was the agreed upon consideration for the cancellation of the 10 percent net profits interest Pinnacle had outstanding.

2. In January of 2007 Pinnacle entered into a Share Sale Agreement with Golden Falls Trading 565 Pty Ltd for the sale of 93 1/3 percent of the total issued shares of Vanadium and Magnetite Exploration and Development Pty Ltd (VanMag), Pinnacle's South African subsidiary, in consideration of payment of US$9 million. VanMag is the holder of certain mining rights to a vanadium-bearing magnetite deposit in the Limpopo Province of South Africa.

Pinnacle received a down payment of $200,000 in January of 2007 and an additional $3.2 million in May of 2007. The purchaser further placed $1.6 million in escrow pending our minority shareholder obtaining permission from the provincial government to sell their shares. Pinnacle is currently engaged in negotiations to resolve this issue so as to obtain the release of the $1.6 million held in escrow.

The purchasers are presently preparing the application to convert
VanMag's "old order mining right" to a "new order right" as required by the new South African Mining and Mineral Act. Upon such conversion, Pinnacle will receive an additional $4 million.



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Item 9.01  Financial Statements and Exhibits

Exhibits
No.                      Description

No. 10-1         Riyadh Property Option Exercise Agreement
No. 10-2         Riyadh Mineral Property Assignment
No. 10-3         Share Sale Agreement
No. 10-4         First Addendum to Share Sale Agreement



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced ID Corporation


By:      /s/ Dan Finch
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         Dan Finch
         Chief Executive Officer and President


Dated:  November 8, 2007